UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2014

Verint Systems Inc.

(Exact name of registrant as specified in its charter)

001-34807

(Commission File Number)

Delaware	11-3200514
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of principal executive offices)	(Zip code)

(631) 962-9600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information regarding the amendments to the senior secured credit facilities of Verint Systems Inc. (“Verint”) contained in Item 2.03 is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on February 3, 2014, Verint entered into Amendment No. 1, Incremental Amendment and Joinder Agreement (“Amendment No. 1”) with, among others, the lenders from time to time party thereto (the “Incremental Term Loan Lenders”) and Credit Suisse AG, as administrative agent (the “Agent”), amending that certain Credit Agreement dated April 29, 2011 and amended and restated as of March 6, 2013 (the “Existing Credit Agreement”) with, among others, the lenders from time to time party thereto and the Agent. Pursuant to Amendment No. 1 and the Existing Credit Agreement, Verint incurred incremental term loans in an aggregate principal amount of $300.0 million (the “Incremental Term Loans”).

The Incremental Term Loans bear interest at a rate per annum equal to, at Verint’s election (a) in the case of Eurodollar loans, the Adjusted LIBO Rate plus 2.75% and (b) in the case of Base Rate loans, the Base Rate plus 1.75%. The “Adjusted LIBO Rate” is the greater of (i) 0.75% per annum and (ii) the product of (x) the LIBO Rate (as defined in the Existing Credit Agreement) and (y) Statutory Reserves (as defined in the Existing Credit Agreement). The “Base Rate” is the greatest of (i) the Agent’s prime rate, (ii) the Federal Funds Effective Rate (as defined in the Existing Credit Agreement) plus 0.50% and (iii) the Adjusted LIBO Rate for a one month interest period plus 1.00%. Interest on the Incremental Term Loans are payable quarterly or, in the case of Eurodollar loans with an interest period of three months or less, at the end of the applicable interest period.

Further, on February 3, 2014, Verint entered into Amendment No. 3 to the Existing Credit Agreement (“Amendment No. 3”) with, among others, the Agent and the lenders party thereto, pursuant to which the Existing Credit Agreement was amended to extend by one year the step-down date of the leverage ratio covenant applicable to the revolving credit facility and, subject to and at the time of effectiveness of Amendment No. 4 (as defined below), the interest rate applicable to borrowings under the revolving credit facility would be repriced to be identical to the interest rate provisions applicable to the Incremental Term Loans.

Verint previously disclosed that it intended to seek approvals from its lenders pursuant to which, on or shortly after March 7, 2014, Verint and those lenders would enter into a separate amendment to the Existing Credit Agreement to, among other things, reprice the interest rate applicable to the Existing Term Loans in a manner favorable to Verint. On March 7, 2014, Verint entered into Amendment No. 4, Refinancing Amendment and Joinder Agreement (“Amendment No. 4”) with, among others, the Agent and the lenders party thereto, amending the Existing Credit Agreement. Amendment No. 4 repriced the interest rate on all of the $643,500,000 of term loans outstanding under the Existing Credit Agreement (other than the Incremental term Loans) to be identical to the interest rate provisions applicable to the Incremental Term Loans.

As the result of the effectiveness of Amendment No. 4, the portion of Amendment No. 3 relating to the repricing of the revolving credit facility also became effective.

Certain of the lenders party to the Existing Credit Agreement and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking, underwriting and other financial advisory services for Verint and its subsidiaries for which they have received, or may receive, customary fees and expense reimbursements.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amendment No. 4, Refinancing Amendment and Joinder Agreement dated March 7, 2014 to the Amended and Restated Credit Agreement, dated as of March 6, 2013, among Verint Systems Inc., as Borrower, the lenders from time to time party thereto, and Credit Suisse AG, as administrative agent and collateral agent

* * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERINT SYSTEMS INC.

Date: March 10, 2014	By:	/s/ Peter Fante
	Name:	Peter Fante
	Title:	Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 4, Refinancing Amendment and Joinder Agreement dated March 7, 2014 to the Amended and Restated Credit Agreement, dated as of March 6, 2013, among Verint Systems Inc., as Borrower, the lenders from time to time party thereto, and Credit Suisse AG, as administrative agent and collateral agent